A list of wholly owned subsidiaries of the Company is as follows:

     1. USX Operating Co., Inc., a corporation organized and existing under the laws of the State of Kansas.

     2. Producer Service Incorporated, a corporation organized and existing under the laws of the State of Kansas.

     3.   Performance  Petroleum   Corporation,   a  corporation  organized  and
          existing under the laws of the State of Colorado.

     4. Pacific Osage, Inc., a corporation organized and existing under the laws of the State of Oklahoma.

     6. Argas, Inc., a corporation organized and existing under the laws of the State of Kansas.

     7. US Gas Gathering, Inc., a corporation organized and existing under the laws of the State of Delaware.